Exhibit 10.15

TEXAS INDUSTRIES, INC.

ANNUAL INCENTIVE PLAN

adopted pursuant to the

Master Performance-Based Incentive Plan

This Annual Incentive Plan is adopted by the Compensation Committee of the Board of Directors pursuant to the Texas Industries, Inc. Master Performance-Based Incentive Plan (“Master Incentive Plan”). This Annual Incentive Plan is subject to all of the terms and conditions of the Master Incentive Plan. Terms not defined in this Annual Incentive Plan have the same meanings as in the Master Incentive Plan. Amendments and exceptions to this Annual Incentive Plan may be made only in the manner provided in the Master Incentive Plan.

A.	Performance Period

Fiscal year 2012

B.	Participants

The Annual Incentive Plan Participants are the President and CEO, Vice Presidents, other Officers, Employees in staff functions (Information Services, Legal, Environmental, Human Resources, Real Estate (i.e., Brookhollow entities), Controller, Financial Services, Treasury, etc.), Employees in operating functions that cover more than one region and managers of facilities or operations who are not in another incentive plan (such as an operations/production plan or a sales plan).

C.	Objectives

This Annual Incentive Plan establishes minimum, target and maximum goals for the following five objectives:

•	Net Cash Flow – Earnings before interest, taxes, depreciation and amortization less sustaining capital expenditures.

•	Selling, General & Administrative (“SG&A”) Expense – All SG&A expense except bad debt expense, stock based compensation, Financial Security Plan expense and prior year insurance adjustments.

•

Return on Assets (“ROA”) – Operating profits (earnings before corporate overhead, interest and taxes) divided by the average book value of the adjusted operating assets (which is then expressed as a percentage by multiplying the result by 100). Operating profit and assets are adjusted in order to treat assets on operating leases as owned assets.

The average book value of the adjusted operating assets is determined by averaging the book values of the adjusted operating assets at the beginning of the Performance Period and the end of each fiscal quarter in the Performance Period. If significant assets are added or removed during a quarter, the book value at the end of such quarter will be adjusted by prorating the new or removed assets based on the time operated during such quarter.

•

Earnings Before Interest and Taxes (“EBIT”) Margin – Subtract gains and losses from sales of business lines from EBIT to arrive at Adjusted EBIT. Subtract delivery fees from Net Sales to arrive at Adjusted Net Sales. Divide Adjusted EBIT by Adjusted Net Sales and multiply by 100 to get EBIT Margin expressed as a percentage.

•

P2P Purchasing Process Performance Matrix – Total percentage of invoices paid through a purchase order (by dollars) divided by two, plus the total percentage of purchase order invoices paid on the first pass through accounts payable (number of the 3-way match first time) divided by two.

Profits and losses considered to be extraordinary (e.g. the sale of a major operating facility) will not be included in the calculations. The Administrative Committee will make the decision whether an asset is significant or profits and losses are extraordinary.

All calculations include the cost of incentive Awards except for P2P Performance Matrix objective. All objectives are calculated on a consolidated basis for the Performance Period.

D.	Participant Eligibility Levels

PARTICIPANT ELIGIBILITY LEVEL A

•	Non-exempt employees

PARTICIPANT ELIGIBILITY LEVEL B

•	Exempt non-supervisory employees.

PARTICIPANT ELIGIBILITY LEVEL C

•	Supervisory positions in Salary Grades 11 or below.

•	Exempt Employees in Salary Grades 10 or above reporting directly to a Vice President.

PARTICIPANT ELIGIBILITY LEVEL D

•	Employees in Salary Grades 12 or above.

PARTICIPANT ELIGIBILITY LEVEL E

•	Officers of TXI excluding the President/CEO

PARTICIPANT ELIGIBILITY LEVEL F

•	President/CEO

E.	Objective Target Percent Calculation

The objective target percent calculation is determined using the chart below which includes the weight given to each objective, the threshold, target and maximum goals for each objective and the pay out percents. The actual determination of payout percents for each objective met between the threshold and maximum will be prorated.

Note: Actual thresholds, targets and maximums for each objective will be set after the budget for the fiscal year is approved. The following is provided for illustrative purposes only.

Weight	Objective	Threshold	Target	Maximum
60%	Net Cash Flow	$35M	$75M	$120M
15%	SG&A Expense	$64M	$60M	$51M
10%	ROA	15%	18%	21%
10%	EBIT Margin	15%	20%	25%
5%	P2P Matrix	60%	70%	80%
	Plan Pay Out Percent	50%	100%	200%

Example – For the Performance Period, Net Cash Flow was $60.7 million, SG&A Expense was $57 million, ROA was 16.5%, P2P Matrix was 65% and EBIT Margin was 25%. Numbers have been rounded for illustrative purposes.

Objective	Weight		Pay Out Percent		Objective Target %
Net Cash Flow	60%	X	87%	=	52.2%
SG&A Expense	15%	X	133%	=	20.0%
ROA	10%	X	75%	=	7.5%
EBIT Margin	10%	X	200%(Maximum)	=	20.0%
P2P Matrix	5%	X	75%	=	3.8%
Objective Target Percent					103.5%

In summary, 103.5% of the objective target was met.

F.	Base Award Percentage

The “BASE AWARD PERCENTAGE” for this Annual Incentive Plan is the Objective Target Percent multiplied by 10%.

In the example above in Section E, the Objective Target Percent of 103.5% multiplied by 10% would create a BASE AWARD PERCENTAGE of 10.35%.

G.	Award Calculation

A Participant’s Award amount is determined as follows:

•	A Participant’s eligibility level (defined in Section D) determines the AWARD MULTIPLIER shown below:

Participant Eligibility Level	AWARD MULTIPLIER
A	1.0
B	1.5
C	2.0
D	2.5
E	3.0
F	4.0

•	The TOTAL AWARD PERCENTAGE is calculated by multiplying the Participant’s BASE AWARD PERCENTAGE (defined in Section F) by his or her AWARD MULTIPLIER

•

The Award amount is the TOTAL AWARD PERCENTAGE multiplied by the Participant’s regular earnings (including overtime, but excluding earnings from incentive payments and Awards) for the Performance Period.

H.	Other Incentive Plans

Operations/Production Plans and Sales Plans are described in this document to provide the authority for management to develop individual incentive plans that will provide eligible employees an opportunity to participate in an incentive plan. There are approximately 25 such plans in any Fiscal Year. The specific terms of such plans are contained in separate documents, but generally have the following characteristics.

OPERATIONS/PRODUCTION PLANS

Operations or production plans cover individual plant and operating areas whose performance can be more directly influenced by employees. Participation in these plans can vary year-to-year and generally will include employees who are directly involved in the production process with the exception of Plant/Operation Managers.

Production plan objectives are tailored to local needs and pay for improvement or above average performance. Plans may vary in goal achievement, timing of awards (weekly, monthly, quarterly, or annually), objectives and award amounts. Base award amounts can vary from 5% to 15% although they are expected to average 5% over time.

SALES PLANS

Sales plans cover business units where individual performance can be more directly influenced by employees. Participation in these plans can vary year-to-year and generally will include sales, marketing, customer relations, and/or administrative support employees directly involved in the sales process.

Sales plan objectives are tailored to business unit markets and pay for improvement or above average performance. Plans may vary in goal achievement, timing of awards (quarterly or annually), objectives and award amounts. Base award amounts can vary from 10% to 25% depending on the participant level similar to the TXI Annual Incentive Plan.